Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE BONDS

J.P. Morgan Securities Ltd.

125 London Wall, London EC2Y 5AJ

Facsimile: +44 207 325 8270

Attention: Head of Debt Syndicate and Head of EMEA Debt Capital Markets Group, Legal

Banc of America Securities LLC

One Bryant Park

New York, New York 10036

Attention: High Grade Debt Capital Markets Transaction Management/Legal

Telephone: 646-855-0724

Fax No: 212-901-7881

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Attention: Investment Grade Syndicate

Telephone: (1-212) 250-6801

Fax no.: (1-212) 469-7875